SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BlackRock MuniYield New York Quality Fund, Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Boaz R. Weinstein (“Mr. Weinstein”) posted the message(s) below to his X account.

Mr. Weinstein’s tweet reproduced above included a link to a press release published on June 13, 2024, reproduced below.

Saba Capital Reaches Agreement
with Two Invesco Closed-End Funds

Invesco Pennsylvania Value Municipal Income Trust and Invesco Trust for Investment Grade New York Municipals to Each Commence Cash Tender Offers for 25% of Their Shares at 99% of NAV

June 13, 2024 04:15 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Saba Capital Management, L.P. (together with certain of its affiliates, “Saba” or “we”), today announced that it has entered into a standstill agreement with each of the following funds advised by Invesco Advisers, Inc.: Invesco Pennsylvania Value Municipal Income Trust (NYSE: VPV) and Invesco Trust for Investment Grade New York Municipals (NYSE: VTN) (collectively, the “Invesco Funds”).

Under the terms of the agreements, the Invesco Funds will each commence tender offers to purchase a maximum of 25% of their outstanding common shares in cash. The tender offers provide all shareholders the opportunity to tender some or all of their common shares at a price equal to 99% of the Invesco Funds’ net asset value per share as determined as of the close of the regular trading session of the New York Stock Exchange on the next trading day after the expiration or closing date of the tender offers, or, if the tender offers are extended, on the next trading day after the day to which the tender offers are extended. The tender offers shall be commenced no earlier than October 31, 2024, and no later than November 8, 2024.

The terms of the agreements also provide for Saba rescinding its proposal to nominate candidates to serve on the Invesco Funds’ Boards of Trustees (the “Boards”) and voting in accordance with the Boards’ recommendations on matters submitted to shareholders during its standstill period. Pursuant to the agreements, Saba has also agreed to tender all of its common shares of the Invesco Funds in the tender offers.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners

Charlotte Kiaie / Kate Sylvester, 646-386-0091

ckiaie@longacresquare.com / ksylvester@longacresquare.com

Saba Capital Management, L.P. (“Saba Capital”) sent the below message to its listserv.

Saba Capital posted the below to https://www.heyblackrock.com/.

HEY BLACKROCK

ABOUT SABA | WHAT'S HAPPENING | SABA'S NOMINEES | RESOURCES | HOW TO VOTE | CONTACT

ISS ENDORSES SABA'S NOMINEES AT FOUR MAJOR BLACKROCK CLOSED-END FUNDS→

FINK ABOUT IT.

BlackRock considers itself a leader in governance, but is crushing shareholder rights.

Saba intends to hold BlackRock accountable for running its closed-end funds into the ground.

VIEW OUR PRESENTATION

BLACKROCK CANNOT HIDE ITS FUNDS' TERRIBLE PERFORMANCE.[1,2]

BlackRock's CEFs Have Delivered Terrible Returns for Shareholders

Ticker	Three-Year Total Return
BlackRock BIGZ	-57.1%
BlackRock BSTZ	-39.3%
BlackRock BMEZ	-31.1%
BlackRock BNY	-18.4%
BlackRock MHN	-18.3%
BlackRock MYN	-16.8%
BlackRock MPA	-10.0%
BlackRock BFZ	-9.9%
BlackRock BCAT	-8.6%

If BlackRock Provided an Opportunity to Exit at NAV, Shareholders Could Gain $1.4 Billion Across These 10 Funds

Ticker	NAV	Share Price	Trapped Dollars
BCAT	$17.34	$15.78	$167,640,408
BFZ	$12.71	$11.61	$33,070,004
BIGZ	$8.62	$7.18	$323,163,072
BMEZ	$17.50	$14.76	$291,849,182
BNY	$11.74	$10.44	$31,352,243
BSTZ	$20.93	$17.41	$267,768,758
ECAT	$18.12	$16.31	$184,426,511
MHN	$11.80	$10.30	$45,513,668
MPA	$12.83	$11.99	$10,877,689
MYN	$11.44	$10.05	$53,255,362
			$1,408,916,898

HEY BLACKROCK

ABOUT SABA WHAT'S HAPPENING SABA'S NOMINEES RESOURCES HOW TO VOTE CONTACT

RESOURCES

Important Materials

Key Facts That Reinforce the Urgent Need for Change at 10 BlackRock Closed-End Funds
MAY 30, 2024

REPLAY: Saba Capital Webinar for BlackRock CEF Shareholders
MAY 20, 2024

Webinar Presentation: Why Change Is Urgently Needed at 10 BlackRock CEFs
MAY 20, 2024

Presentation: Why Change Is Urgently Needed at 10 BlackRock CEFs
MAY 20, 2024

Broadcast Interviews

CNBC's Full Exclusive Interview with Saba Capital's Boaz Weinstein on BlackRock
MAY 14, 2024
CNBC

Saba Capital's Boaz Weinstein on BlackRock campaign
MAY 14, 2024
CNBC